Exhibit 10.1
SEPARATION AGREEMENT
     THIS SEPARATION AGREEMENT (“Agreement”) is executed as of May 6, 2011, by and between Sandra E. Bell (“Ms. Bell”) and PHH Corporation (the “Company”).
     WHEREAS, Ms. Bell’s employment was terminated by the Company without cause and Ms. Bell is no longer as Executive Vice President and Chief Financial Officer of the Company, effective as of March 1, 2011 (the “Termination Date”);
     WHEREAS, during Ms. Bell’s employment with the Company she was given access to the Company’s confidential, proprietary and trade secret information and the Company’s employees, customers and contacts; and
     WHEREAS, the parties desire to provide for certain payments and benefits as consideration for Ms. Bell’s agreement to certain restrictive covenants and her execution of a general release of claims.
     NOW THEREFORE, intending to be legally bound hereby, the Company and Ms. Bell agree as follows:
Last Day of Employment
     Ms. Bell’s employment with the Company and any of its subsidiaries and affiliates is hereby terminated on the Termination Date. She has received her salary through the Termination Date and her bonus for the year ended December 31, 2010 and has been reimbursed for all business expenses incurred on or prior to the Termination Date in accordance with the Company’s policies.
Release and Covenant Not to Sue.
     In consideration for the benefits and payments specified in this Agreement, Ms. Bell hereby fully and forever releases and discharges the Company and each of its subsidiaries and affiliates, and all of their predecessors and successors, assigns, officers, directors, trustees, employees, agents and attorneys, past and present (“Releasees”) of and from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law, equity or otherwise, whether known or unknown, arising through the date of this Agreement, out of Ms. Bell’s employment with the Company or any Releasee, including the termination thereof. By this paragraph Ms. Bell waives any claims which Ms. Bell has or may have against Releasees, or any of them. This includes all rights and obligations under any federal, state or local laws or ordinances pertaining to employment, including but not limited to any claims for relief or causes of action under the Age Discrimination in Employment Act, 29 U.S.C. §621 et seq., or any other federal, state or local statute, ordinance or regulation regarding discrimination in employment, all claims for wrongful discharge, all claims that Releasees, or any of them, dealt unfairly with Ms. Bell, in bad faith or in violation of any contract or agreement, expressed or implied, that may have existed between Releasees, or any of them, and Ms. Bell, and all claims against Releasees, or any of them, for assault, battery, personal injury, emotional distress, pain and suffering.

     Ms. Bell expressly represents that she has not filed a lawsuit or initiated any other administrative proceeding against Releasees, or any of them, and that she has not assigned any claim against the Releasees, or any of them, Ms. Bell further promises not to initiate a lawsuit or to bring any other claim against Releasees, or any of them, arising out of or in any way related to Ms. Bell’s employment by the Company or any Releasee, including the termination of that employment. This Agreement will not prevent Ms. Bell from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that any claims by Ms. Bell for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be barred by this Agreement.
     The foregoing will not be deemed to release the Company from any of the following claims, entitlements or rights of Ms. Bell for or to:
1.	Claims or actions brought, in good faith, solely to enforce or clarify the promises, rights, entitlements, obligations, and benefits provided in this Agreement;

2.	Vested benefits under retirement plans sponsored by the Company in which Ms. Bell is a participant, based on services performed on or prior to the Termination Date;

3.	Benefits under welfare plans sponsored by the Company in which Ms. Bell was a participant, based on either (i) her participation in such plans on the Termination Date or (ii) her participation pursuant to any continuation of coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, (“COBRA”), but only to the extent COBRA is applicable to any such plan and only to the extent COBRA is elected by Ms. Bell;

4.	Rights to convert coverage under an existing life insurance policy provided by the Company, subject to the conversion rights of such policy;

5.	Coverage, if any, under any policy of liability or directors and officers liability insurance for matters subject to said policies for activities arising out of or in any way related to Ms. Bell’s employment prior to the Termination Date;

6.	Any right to indemnification or cost of defense from or by the Company pursuant to the Company’s by-laws or charter, or duly adopted resolution of the Company’s Board of Directors for activities and actions by Ms. Bell as an agent, officer, or employee of the Company, prior to the Termination Date;

7.	Earned wages and compensation, accrued vacation and accrued fringe benefits, or reimbursement for authorized expenses acquired or incurred before the Termination Date; and

8.	Any counterclaims in connection with a lawsuit or administrative proceeding in which the Company, its successors, assigns or subrogees seek legal or equitable relief from Ms. Bell provided such counterclaim (i) arises out of the transaction or occurrence that is the subject matter of the claim raised by the Company in such lawsuit or proceeding, (ii) does not require for adjudication the joinder or presence of third parties, and (iii) does not relate to or arise out of the termination of Ms. Bell’s employment or involve any claim for compensation or benefits for services rendered to the Company.

     Additionally, the Company agrees that it will continue to cover Ms. Bell under any policy of liability or directors and officers liability insurance, but only to the same extent it makes coverage available to other former officers and directors and this release does not release any rights Ms. Bell may have under such coverage.
Rescission Right.
     Ms. Bell expressly acknowledges and recites that (a) she has read and understands the terms of this Agreement in its entirety, (b) she has entered into this Agreement knowingly and voluntarily, without any duress or coercion; (c) she has been advised orally and is hereby advised in writing to consult with an attorney with respect to this Agreement before signing it; (d) she was provided twenty-one (21) calendar days after the receipt of this Agreement to consider its terms before signing it; and (e) she has seven (7) calendar days from the date of signing to terminate and revoke this Agreement in which case this Agreement will be unenforceable, null and void. Ms. Bell may revoke this Agreement during those seven (7) days by providing written notice of revocation to the Company. The revocation must be delivered to the General Counsel of PHH Corporation, 3000 Leadenhall Road, Mail Stop LGL, Mt. Laurel, NJ 08054.
Consideration.
     In consideration of Ms. Bell’s execution of and failure to revoke this Agreement contained, and her continued compliance with the terms and conditions of this Agreement, the Company agrees to pay or provide the following payments and benefits:
     (a) Pay to Ms. Bell, as severance, four hundred thousand dollars ($400,000) (the “Severance Amount”). The Severance Amount shall be paid in installments, with each installment paid on each pay date during the period commencing on the Termination Date and ending on February 29, 2012 (the “Severance Period”), provided that no payment shall be made to Ms. Bell unless and until Ms. Bell has signed this Agreement and it has become irrevocable. The payments scheduled to be paid after the Termination Date and before this Agreement becomes irrevocable will not be paid until the first pay date after the date that the Agreement becomes irrevocable. In accordance with Ms. Bell’s request, payments will be made via direct deposit to the account she designated for her salary when she was employed, unless and until Ms. Bell directs otherwise.
     (b) Allow Ms. Bell to continue to vest in any outstanding equity awards that have been awarded to Ms. Bell under the PHH Corporation Amended and Restated 2005 Equity and Incentive Plan (the “Equity Plan”), subject to the terms and conditions of the Equity Plan and any applicable award agreement, on the same basis and at the same time as such awards would have vested had Ms. Bell remained in the employ of the Company through November 30, 2011. Ms. Bell will have the right to exercise the portion of any option that is vested and unexercised as of the Termination Date in accordance with the terms of the applicable option agreement (which, for the sake of clarity, is through February 29, 2012). Ms. Bell may also exercise any option which vests after the Termination Date pursuant to this Agreement for a period extending not beyond the period that vested options as of the Termination Date could have been exercised under the applicable option agreement.
     (c) Reimburse Ms. Bell for COBRA continuation coverage under the Company’s group health plan, if elected by Ms. Bell and her eligible dependents, for the period commencing upon April 1, 2011, and ending on the earlier to occur of the date she becomes covered under another group health plan or March 31, 2012.
     (d) On March 1, 2012, the Company will pay to Ms. Bell a lump sum cash payment equal to two hundred thousand dollars ($200,000.00); provided that Ms. Bell has complied with the terms of this Agreement through that date.
     (e) Provide Ms. Bell reasonable outplacement services for up to twelve (12) months beginning on the Termination Date, not to exceed $15,000.00 in fees. Fees for such outplacement services may be paid for directly by the Company to a service provider selected by the Company or a provider of her choice for which she provides to the Company documentation of outplacement expenses she incurs, provided that the aggregate amount of such fees may not exceed $15,000.
     (f) Transfer to Ms. Bell, as soon as practicable following the date this Agreement becomes irrevocable, but in no event later than 90 days from the date hereof, ownership of the car currently provided to her by the Company.
     (g) The Company shall reimburse Ms. Bell in 2011 for the costs of her legal fees in 2011 in connection with the negotiation and execution of this Agreement and Release in an amount not to exceed $7,500.
     None of the foregoing payments or benefits will be made or provided if this Agreement has not become irrevocable within 90 days after the Termination Date. Payment and provision of the foregoing benefits are conditioned on Ms. Bell’s continued compliance with this Agreement.
     All amounts paid and property transferred under this Agreement shall be subject to applicable withholdings for federal, state, and local taxes.
     Ms. Bell acknowledges that: (A) the payments and benefits set forth in this Agreement constitute full settlement of all her rights arising out of her employment with the Company except to matters specifically preserved herein, (B) she has no entitlement under any other severance or similar arrangement maintained by the Company, and (C) except as otherwise provided specifically in this Agreement, the Company does not and will not have any other liability or obligation to Ms. Bell. Ms. Bell further acknowledges that, in the absence of her execution of this Agreement, benefits and payments specified in the “Consideration” section of this Agreement would not otherwise be due to Ms. Bell.

No Mitigation or Off-Set
     Ms. Bell is under no obligation to seek other employment and there shall be no offset against amounts or benefits due to Ms. Bell under this Agreement as a result of any compensation that Ms. Bell may earn in connection with future employment.
Covenants Not to Compete
     In further consideration for the benefits and payments set forth in this Agreement, Ms. Bell agrees that she shall not compete with the Company or any of its subsidiaries or affiliates (the “PHH Group”), as set forth below:
1.	Ms. Bell agrees that, during the Non-Compete Period, she will not, directly or indirectly, as an individual on Ms. Bell’s own account, or as an independent contractor, employee, consultant, agent, partner, member, or joint venturer, (A) provide any service or assistance to any Prohibited Entity or (B) otherwise be engaged in the business of fleet management, prime mortgage origination and/or prime mortgage servicing services as such businesses were conducted by the Company on the Termination Date (which, for the sake of clarity, include, but are not limited to, appraisal management services and tax services, but do not include default services, title services and mortgage insurance). For this purpose, a “Prohibited Entity” is any one of the following: Mike Albert Leasing, Inc.; Allstate Leasing, Inc.; ARI (Automotive Rentals, Inc.); Donlen Corporation; Enterprises Leasing Company; GE Commercial Finance Fleet Services; Emkay Vehicle Leasing; Lease Plan U.S.A.; Wheels, Incorporated; American Leasing; BBL; MotoLease; Merchants Leasing; Sutton Leasing; ULTEA; The CEI Group; Fleet Response; CCM; Union Leasing; Wells Fargo Home Mortgage; Bank of America Mortgage; Chase Home Finance; Nexstar Financial; CitiMortgage, Inc.; GMAC Residential Holdings; SunTrust Mortgage, Inc.; MetLife Bank; Quicken Loans, Inc.; CTX Mortgage; the prime mortgage business of Branch Banking & Trust Co.; Pulte Mortgage; AmSouth Mortgage; Fifth Third Mortgage; U.S. Bank Home Mortgage; Citizens Mortgage Corporation; Nationstar Mortgage; and any successor of one or more of the foregoing that is created by merger, consolidation or any other similar transaction. For the sake of clarity, Ms. Bell (i) may provide investment or commercial banking services to a Prohibited Entity, (ii) may consult or advise private equity firms, hedge funds or other investment firms generally with respect to investments in the financial services industry so long as she recuses herself from giving advice regarding the Company or a Prohibited Entity (general advice to such investment firms that does not relate specifically to the Company or a Prohibited Entity shall not be a breach of this Agreement), (iii) be on the board of directors (or similar body) of an entity in the financial service industry (other than a Prohibited Entity), (iv) may be employed by or provide consulting services to a consulting firm, bank or other financial services firm so long as she recuses herself from performing any work, or making recommendations, related to the Company or any Prohibited Entity (general advice to such firm that does not relate specifically to the Company or a Prohibited Entity shall not be a breach of this Agreement). In the event that any

Prohibited Entity merges or otherwise combines with a subsequent employer of Ms. Bell or an employer of Ms. Bell subsequent to the commencement of her employment decides to engage in the fleet management, prime mortgage origination and/or prime mortgage servicing industry, Ms. Bell will take reasonable steps to recuse herself from the business of such entity and such subsequent event shall not, in and of itself, be a violation of this Agreement. Notwithstanding the foregoing, nothing in this Agreement shall limit Ms. Bell, as an individual on Ms. Bell’s own account, or as an independent contractor, employee, consultant, agent, partner, member, or joint venturer, from providing any service or assistance to government-sponsored enterprises or quasi-governmental agencies, including, without limitation, Fannie Mae and Freddie Mac, provided that such enterprise or agency is not engaged in fleet management, prime mortgage origination and/or prime mortgage servicing.
2.	Ms. Bell acknowledges that the PHH Group’s businesses are conducted nationally and agrees that the restrictions herein shall operate throughout the United States. Nothing herein shall prohibit Ms. Bell from being a passive owner of not more than five percent (5%) of the outstanding securities of any company that would be a competing company as described in section 1 above, so long as Ms. Bell has no active participation in the business of such company.

3.	Ms. Bell agrees that she will not, directly or indirectly, on her own behalf or on behalf of any third party, solicit, induce or encourage, during the Restriction Period, any person who was employed by the PHH Group on the Termination Date, and/or any person who was employed by the PHH Group at any time during the twelve-month period immediately preceding the Termination Date, to terminate their employment with the PHH Group.

4.	Ms. Bell agrees that she will not, directly or indirectly, on her own behalf or on behalf of any third party, during the Restriction Period, call on, or solicit any person or entity who was a customer or client, of PHH Group at any time during the twelve-month period immediately preceding the Termination Date for any purpose which directly or indirectly competes with the business of the PHH Group.
     Ms. Bell agrees and acknowledges that the promises and covenants not to compete set forth above each have a unique, very substantial and immeasurable value to the PHH Group, that the PHH Group is engaged in a highly competitive industry, and that Ms. Bell is receiving significant consideration in exchange for these promises and covenants. Ms. Bell acknowledges that the promises and covenants set forth above are necessary for the reasonable and proper protection of the PHH Group’s legitimate business interests; and that each and every promise and covenant is reasonable with respect to activities restricted, geographic scope and length of time.
     The “Non-Compete Period” for purposes of these “Covenants Not to Compete” shall start on the Termination Date and end on November 30, 2011. The “Restriction Period” for purposes of these “Covenants Not to Compete” shall start on the Termination Date and end on the last day of the Severance Period.

Confidential Information
     Ms. Bell acknowledges that as part of her employment with the PHH Group, she had access to information that was not generally disclosed or made available to the public. Ms. Bell recognizes that in order to guard the legitimate interests of the PHH Group, it is necessary for it to protect all confidential information. Ms. Bell agrees to keep secret all non-public, confidential and/or proprietary information, matters and materials of the PHH Group, and personal confidential or otherwise proprietary information regarding the PHH Group’s employees, executives, directors or consultants affiliated with the PHH Group, including, but not limited to, documents, materials or information regarding, concerning or related to the PHH Group’s research and development, its business relationships, corporate structure, financial information, financial dealings, fees, charges, personnel, methods, trade secrets, systems, procedures, manuals, confidential reports, clients or potential clients, financial information, business and strategic plans, proprietary information regarding its financial or other business arrangements with the executives, sales representatives, editors and other professionals with which it works, software programs and codes, access codes, and other similar materials or information, as well as all other information relating to the business of the PHH Group which is not generally known to the public or within the fleet management and/or mortgage industries or any other industry or trade in which the PHH Group competes (collectively, “Confidential Information”), to which Ms. Bell has had or may have access and shall not use or disclose such Confidential Information to any person except (a) to the extent required by applicable law, (b) to her personal advisors, to the extent such advisors agree to be bound by this provision, or (c) to the minimum necessary to enforce this Agreement. This obligation is understood to be in addition to any agreements Ms. Bell may have signed with the PHH Group or any of its subsidiaries or affiliates concerning confidentiality and non-disclosure, non-competition, non-solicitation, and assignment of inventions or other intellectual property developments, which agreements will remain in full force and effect.
Non-Disparagement
     Ms. Bell will not disparage or defame, through verbal or written statements or otherwise, the PHH Group or any of its members, directors, officers, agents or employees or otherwise take any action which could reasonably be expected to adversely affect the reputation, business practices, good will, products and services of the PHH Group or the personal or professional reputation of any of the PHH Group’s members, directors, officers, agents or employees.
     The Company, in its official capacity, will direct its officers and directors not disparage or defame, through verbal or written statements or otherwise, Ms. Bell or otherwise take any action which could reasonably be expected to adversely affect Ms. Bell’s reputation.
     Neither this non-disparagement provision nor the cooperation section below shall be construed to prevent any such person from testifying truthfully under oath in a legal or regulatory proceeding.

Enforcement of Restrictive Covenants
     Ms. Bell agrees and acknowledges that in the event of a breach or threatened breach by Ms. Bell of one or more of the covenants and promises described above in “Covenants Not to Compete,” “Confidential Information,” and “Non Disparagement,” the PHH Group may suffer irreparable harm that is not compensable solely by damages. Ms. Bell agrees that under such circumstances, no further payments, rights or benefits provided under the “Consideration” section this Agreement will be due to Ms. Bell, Ms. Bell must repay to the Company amounts described under “Consideration” paid to her in cash and upon payment or exercise of equity awards that would have terminated or not become vested without operation of the provisions in “Consideration” above, within 10 days after demand by the Company, and the PHH Group shall be entitled, upon application to a court of competent jurisdiction, to obtain injunctive or other relief to enforce these promises and covenants. The Company and any other member of the PHH Group will, in addition to the remedies provided in this Agreement, be entitled to avail itself of all such other remedies as may now or hereafter exist at law or in equity for compensation and for the specific enforcement of the covenants in this Agreement. Resort to any remedy provided for in this Agreement or provided for by law will not prevent the concurrent or subsequent employment of any other appropriate remedy or remedies or preclude the Company or PHH Group’s recovery of monetary damages and compensation.
Cooperation
     Ms. Bell further agrees that, subject to reimbursement of her reasonable expenses, she will cooperate with the Company (with due regard to her obligations to a subsequent employer) and any of its subsidiaries and affiliates and their counsel with respect to any matter (including any pending or future litigation, investigations, or governmental proceedings) which relates to matters with which Ms. Bell was involved during her employment with the Company. Ms. Bell will render such cooperation in a timely manner upon reasonable notice from the Company.
Challenge
     If Ms. Bell violates or successfully challenges the enforceability of any provisions of this Agreement, no further payments, rights or benefits provided under the “Consideration” section this Agreement will be due to Ms. Bell. However, Ms. Bell may seek clarification from the Company of her rights and obligations under this Agreement, and, if a dispute remains after seeking clarification, Ms. Bell may raise a dispute regarding her rights under this Agreement pursuant to the Arbitration provisions of this Agreement.
Arbitration
     Any and all disputes arising under this Agreement or out of Ms. Bell’s employment with the Company will be resolved exclusively by arbitration administered exclusively in New Jersey by JAMS, pursuant to its then-prevailing Employment Arbitration Rules & Procedures, before an arbitrator or arbitrators whose decision shall be final, binding and conclusive on the parties, and judgment on the award may be entered in any court having jurisdiction. The Company shall bear any and all costs of the arbitration process, excluding any attorneys’ fees incurred by Ms. Bell with regard to such arbitration. Ms. Bell and the Company further acknowledge and agree that, due to the nature of the confidential information, trade secrets, and intellectual property belonging to the PHH Group to which Ms. Bell has been given access, and the likelihood of significant harm that the PHH Group would suffer in the event that such information was disclosed to third parties, nothing in this paragraph shall preclude the Company or any other member of the PHH Group from seeking declaratory or injunctive relief to prevent Ms. Bell from violating, or threatening to violate, the terms under the “Covenants Not to Compete,” “Confidential Information” and “Non-Disparagement” sections of this Agreement. The exclusive forum for any action seeking declaratory or injunctive relief under this Agreement shall be the state and federal courts sitting in the state of New Jersey and each party to this Agreement consents to the exercise of personal jurisdiction and venue by such courts.

Acknowledgment (initial below): Company: DJC	Ms. Bell: SEB
Miscellaneous
     No Admission of Liability. This Agreement is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation or of any duty owed by the Company or any other person to Ms. Bell, or by Ms. Bell or any other person to the Company. There have been no such violations, and both the Company and Ms. Bell specifically deny any such violations.
     Absence of Reliance. Ms. Bell acknowledges that in agreeing to this Agreement, she has not relied in any way upon representations or statements of the Company other than those representations or statements set forth in this Agreement.
     No Reinstatement. Ms. Bell agrees that she will not apply for reinstatement with the Company or any other member of the PHH Group or seek in any way to be reinstated, reemployed or hired by the Company or any other member of the PHH Group in the future.
     Section Headings. The section headings are solely for convenience of reference and shall not in any way affect the interpretation of this Agreement.
     Notice: All notices, requests, demands and other communications made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given (a) if hand delivered, at the same time delivered, or (b) at the time shown on the return receipt if mailed in a certified postage prepaid envelope (return receipt requested) addressed to the respective parties as follows:
     If to PHH Corporation:
PHH Corporation c/o General Counsel 3000 Leadenhall Road Mt. Laurel, NJ 08054

     If to Ms. Bell:
Ms. Sandra E Bell At her address in the payroll records of the Company with a copy to: Bonnie Klugman Becker, Glynn, Melamed & Muffly, LLP 299 Park Avenue New York, NY 10171
or to such other address as the party to whom notice is to be given may have previously furnished to the other party in writing in the manner set forth above.
     409A Compliance: The payments and benefits provided under this Agreement will not be paid or provided to Ms. Bell until six months and one day following the Termination Date, to the extent necessary to avoid the imposition of additional tax under Section 409A of the Internal Revenue Code and the Treasury Regulations thereunder (“Section 409A”). All such payments and benefits that would otherwise have been paid or provided prior to six months and one day following the Termination Date shall accrue and be paid in one lump sum or provided, as applicable, on such date; provided, however, that benefits and payments under this Agreement may be made prior to such date to the extent that the payments and benefits under “Consideration” in this Agreement are not subject to the 6 month delay in payment described in Section 409A due to application of the exemptions in Treasury Regulation Section 1.409A-1(b)(9)(iii) (the “two times, two year rule”), Treasury Regulation Section 1.409A-1(b)(4) (the “short-term deferral rule”), Treasury Regulation Section 1.409A-1(b)(9)(v)(B) (medical benefits), and Treasury Regulation Section 1.409A-1(b)(9)(v)(A) (outplacement services).
     For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. “Termination of employment,” or words of similar import, as used in this Agreement means, for purposes of any payments under this Agreement that are payments of deferred compensation subject to Section 409A, Ms. Bell’s “separation from service” as defined in Section 409A.
     With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, Ms. Bell, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions to the extent necessary to avoid the imposition of additional tax under Section 409A: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year; (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
     Successors and Assigns. This Agreement will inure to the benefit of and be binding upon the Company and Ms. Bell and their respective successors, executors, administrators and heirs. Ms. Bell may not make any assignment of this Agreement or any interest herein, by operation of law or otherwise. The Company may assign this Agreement to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise.
     Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will be modified or reformed to the extent necessary to bring the provision into compliance with applicable law and then enforced as reformed or modified.
     Entire Agreement; Amendments. Except as otherwise provided herein, this Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter hereof. This Agreement may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.
     Governing Law. This Agreement will be governed by, and enforced in accordance with, the laws of the State of New Jersey without regard to the application of the principles of conflicts of laws.
     Counterparts and Facsimiles. This Agreement may be executed, including execution by facsimile signature, in multiple counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument.
[signature page to follow]

     IN WITNESS WHEREOF, Ms. Bell and the Company have executed this Agreement as of the date first above written.

/s/ Sandra E. Bell
Sandra E. Bell
Date:	April 29, 2011

PHH CORPORATION
By:	/s/ David J. Coles

Date:	May 6, 2011